                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              Eastern Enterprises
                (Name of Registrant as Specified In Its Charter)

                              Eastern Enterprises
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[LOGO] EASTERN
       ENTERPRISES


                                            March 18, 1996

Dear Shareholder:

     The Board of Trustees joins me in inviting you to attend Eastern's Annual Meeting at 10:00 a.m. on Thursday, April 25, 1996 in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS.

     The accompanying Annual Report to Shareholders reports on the Company's operations and outlook. The Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the shareholders. At the meeting, we intend to continue our practice of discussing Eastern's operating businesses and their prospects. Trustees, officers and other executives, as well as representatives of Eastern's independent accountants, will be available to answer any questions you may have.

     A proxy card and a postage-paid envelope are enclosed. Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the meeting, I urge you to register your vote now by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided.

     I look forward to greeting personally as many shareholders as possible at the meeting.

                                            Sincerely,

                                         /s/ J. Atwood Ives
                                       ------------------------
                                            J. Atwood Ives
                                            Chairman and Chief
                                               Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 1996

To the Holders of Common Stock of
  Eastern Enterprises:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eastern Enterprises (the "Association") will be held in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, at 10 o'clock in the morning on Thursday, April 25, 1996 for the following purposes:

        (1) To elect two Trustees to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified;

        (2) To approve the Association's 1996 Non-Employee Trustees' Stock Option Plan as set forth in the attached Proxy Statement; and

        (3) To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 4, 1996 are the shareholders entitled to receive notice of and to vote at such meeting.

     Shareholders who wish their stock to be voted by proxy are requested to date and sign the enclosed form of proxy and to return it in the enclosed envelope. A resolution adopted by the Trustees of the Association provides that shares voted by proxy shall be counted only if the proxy form has been presented for validation to the Secretary prior to the meeting or, if the meeting is adjourned to another day, prior to such adjourned session.

                                            By order of the Board of Trustees

                                            L. William Law, Jr.
                                               Secretary

March 18, 1996

                                PROXY STATEMENT

     The enclosed form of proxy has been prepared at the direction of the Board of Trustees of the Association, 9 Riverside Road, Weston, Massachusetts 02193. Such proxy is solicited on behalf of, and the proxies named therein have been designated by, the Board of Trustees. Giving the proxy will not affect your right to revoke the proxy prior to voting and vote in person should you decide to attend the meeting. Written notice of any such revocation may be addressed to the Secretary of the Association. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

     This Proxy Statement, the enclosed form of proxy and the Annual Report to Shareholders, including financial statements, were mailed together to shareholders on or about March 18, 1996.

                      OUTSTANDING SHARES AND VOTING POWER

     At the close of business on March 4, 1996, the record date fixed by the Board of Trustees for determining shareholders entitled to notice of and to vote at the 1996 Annual Meeting of Shareholders, the Association had outstanding 20,239,699 shares of Common Stock. Under Article 11 of the Declaration of Trust of the Association, a quorum for the consideration of questions to be presented to the 1996 Annual Meeting of Shareholders shall consist of the holders of a majority of shares of Common Stock issued and outstanding, provided that less than a quorum may adjourn the meeting from time to time. Votes cast by proxy or in person at the 1996 Annual Meeting of Shareholders will be counted by persons appointed by the Association to act as election inspectors for the meeting.

     Article 24 of the Declaration of Trust of the Association provides that:

     "Shares of this trust which by the provisions of this Declaration are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of Trustees by the Common Stock shall be by cumulative voting, namely, each holder of Common Stock will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes for a single candidate or distribute them among any two or more candidates as he shall elect."

     The two nominees for election as Trustees at the 1996 Annual Meeting of Shareholders who receive the greatest number of votes properly cast will be elected as Trustees. Proxies withholding authority to vote for one or more nominees will thus have no effect on the outcome of the election. Proposal 2 set forth in the attached Notice of Annual Meeting of Shareholders requires the favorable vote of at least a majority of the outstanding shares of Common Stock. Abstentions or broker non-votes will have the same effect as votes cast against proposal 2, and may affect the outcome of voting on that proposal.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

     The Association has received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "1934 Act") by Hotchkis and Wiley, 800 West Sixth Street, Los Angeles, California 90017, an investment advisor, indicating that it owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on December 31, 1995, a total of 1,318,100 shares of the Association's outstanding Common Stock, representing 6.5% of such outstanding stock. The statement also indicated that it had shared voting power with respect to all such shares and sole dispositive power with respect to all such shares.

     The Association has received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the 1934 Act by Sasco Capital, Inc., Ten Sasco Hill Road, Fairfield, Connecticut 06430, an investment advisor, indicating that it owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on December 31,

1995, a total of 1,221,300 shares of the Association's outstanding Common Stock, representing 6.1% of such outstanding stock. Such statement also indicated that it had sole voting power with respect to 661,200 such shares, no shared voting power with respect to any such shares and sole dispositive power with respect to all such shares.

                              ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes having staggered terms of three years each. The Declaration of Trust of the Association provides that the number of Trustees shall be fixed from time to time by the Trustees but shall not be less than three or more than twenty. The total number of Trustees to serve following the 1996 Annual Meeting is currently fixed at eight. Four of the Trustees now in office have terms expiring at the 1998 Annual Meeting, three have terms expiring at the 1997 Annual Meeting, and three have terms expiring at the 1996 Annual Meeting. One of the Trustees having a term expiring at the 1998 Annual Meeting, Dean W. Freed, is retiring from the Board as of the date of the 1996 Annual Meeting in accordance with the retirement policy set forth in the Association's By-Laws. Two of the Trustees now in office having terms expiring at the 1996 Annual Meeting, have been nominated by the Board of Trustees for reelection at such meeting. The remaining Trustee having a term expiring at the 1996 Annual Meeting, Mr. Robert P. Henderson, will leave the Board when his term expires. Each Trustee elected at the 1996 Annual Meeting of Shareholders will hold office until the 1999 Annual Meeting of Shareholders, and until such Trustee's successor is elected and qualified.

                 INFORMATION WITH RESPECT TO BOARD OF TRUSTEES

     The Board of Trustees, which held eight regularly scheduled meetings in 1995, maintains a standing Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised of Trustees who are not officers or employees of the Association or any of its subsidiaries. The Board of Trustees also maintains an Executive Committee which has substantially all of the powers and discretion of the full Board of Trustees. Membership on the various committees is indicated in the biographical information which follows.

     It is the Association's policy that a majority of the members of the Board of Trustees be independent, non-management Trustees.

     The Audit Committee, which met five times in 1995, is responsible for reviewing the performance and recommending the engagement of the Association's independent auditors, reviewing the scope of the audit and approving all fees paid to such auditors. The Audit Committee also reviews the Association's audit and accounting procedures, internal controls, financial reporting practices and annual and quarterly reports, and meets with, and reviews the audit plans of, the Association's internal audit department.

     The Compensation Committee, which met eight times in 1995, is responsible for approving officer compensation arrangements, recommending Trustee compensation arrangements, administering stock option and other compensation and benefit plans, and reviewing major personnel policies and benefit programs of the Association and its subsidiaries.

     The Nominating Committee, which met four times in 1995, is responsible for nominating Trustees, members of committees of the Board of Trustees and officers of the Association, reviewing management development and succession programs, and reviewing and making recommendations concerning the Association's corporate governance policies. It will consider nominees for the Board of Trustees recommended by shareholders of the Association. Written recommendations together with supporting information should be directed to Eastern Enterprises, Attn: The Nominating Committee, 9 Riverside Road, Weston, Massachusetts 02193. NOMINATIONS FOR THE ELECTION OF TRUSTEES AT AN ANNUAL MEETING MAY BE MADE BY A SHAREHOLDER ONLY IF WRITTEN NOTICE OF SUCH SHAREHOLDER'S INTENT TO MAKE SUCH NOMINATION HAS BEEN GIVEN TO THE SECRETARY NOT LATER THAN FORTY-FIVE DAYS PRIOR TO THE ANNIVERSARY OF THE DATE OF THE IMMEDIATELY PRECEDING ANNUAL MEETING. SUCH NOTICE SHALL SET FORTH THE INFORMATION REQUIRED BY ARTICLE 6 OF THE ASSOCIATION'S DECLARATION OF TRUST.

     During 1995, each Trustee attended at least 75% of the aggregate of meetings of the Board of Trustees and each committee on which he or she served, other than Leonard R. Jaskol, who attended 62.5% of such meetings.

               INFORMATION WITH RESPECT TO NOMINEES AND TRUSTEES

     It is the intention of the management proxies to vote for the election of the two nominees listed below. The management proxies will distribute the total number of votes to which the shareholder executing the proxy is entitled among the two nominees in such manner as such proxies in their discretion shall determine unless other instructions are given in the proxy by the shareholder executing it. If any nominee is not available as a candidate when the election occurs, discretionary authority is reserved to vote for a substitute. Management has no reason to believe that any nominee will not be available.

     THE NOMINEES FOR TERMS OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                THOMAS W. JONES, VICE CHAIRMAN, PRESIDENT AND CHIEF OPERATING OFFICER, TEACHERS INSURANCE AND ANNUITY ASSOCIATION/COLLEGE RETIREMENT EQUITIES FUND (TIAA/CREF). Mr. Jones is 46 years old and is a graduate of Cornell University and Boston University
   [photo] School of Management. Prior to joining TIAA/CREF in 1989 as its Executive Vice President of Finance and Planning and Chief Financial Officer, Mr. Jones was Senior Vice President and Treasurer of John Hancock Mutual Life Insurance Company. He is a Director and Deputy Chairman of The Federal Reserve Bank of New York; Director of Thomas & Betts Corporation and a Trustee of Cornell University and the Brookings Institution.

                                                             Trustee since 1990;
                                                       Chairman, Audit Committee

                RINA K. SPENCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, RKS HEALTH VENTURES CORPORATION. Ms. Spence is 47 years old and is a graduate of Boston University and Harvard University, Kennedy School of Government. Prior to organizing RKS Health Ventures
   [photo] Corporation in 1994, Ms. Spence was President and Chief Executive Officer of Emerson Health System, Inc. and Emerson Hospital. Ms. Spence is a Trustee of the Wang Center for the Performing Arts, Boston, the Boston Ballet and the University of Massachusetts; and a Director of Berkshire Mutual Life Insurance Co. and PNC Bank, New England.

                                                             Trustee since 1989;
                                            Chairperson, Compensation Committee;
                                                    member, Nominating Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                JAMES R. BARKER, CHAIRMAN AND PRESIDENT OF INTERLAKE STEAMSHIP COMPANY, VICE CHAIRMAN OF MORMAC MARINE GROUP, INC. AND MORAN TOWING COMPANY. Mr. Barker is also a principal owner and Director of Meridian Aggregates Company. Mr. Barker is 60 years old and is a graduate of Columbia University and Harvard
  [photo] Business School. He was formerly Chairman and Chief Executive Officer of Moore McCormack Resources, Inc. Mr. Barker co-founded Temple, Barker & Sloane, Inc., a management consulting firm. He is a Director of GTE Corporation and The Pittston Company; and Vice Chairman and a member of the Board of Trustees of Stamford (Connecticut) Hospital.

                                    Elected to Board of Trustees December, 1995;
                                                  member, Compensation Committee

                SAMUEL FRANKENHEIM, COUNSEL, ROPES & GRAY. Mr. Frankenheim is 63 years old and is a graduate of Cornell University and Cornell University Law School. Prior to joining Ropes & Gray in 1992, Mr. Frankenheim was Senior Vice President, General Counsel, Secretary and a member of the Office of the Chairman of General
  [photo] Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Trustee of the Wang Center for the Performing Arts, Boston, and the Huntington Theater Company, Boston; Chairman of the Board of the International Alliance of First Night Celebrations; and an Honorary Trustee of Newton-Wellesley Hospital.

                                                             Trustee since 1993;
                                                 Chairman, Nominating Committee;
                                          member, Audit and Executive Committees

                J. ATWOOD IVES, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE ASSOCIATION. Mr. Ives is 59 years old, is a graduate of Yale College and Stanford University Graduate School of Business, and is a certified public accountant. Prior to joining the Association as Chairman and Chief Executive Officer in 1991, he was Vice Chairman, Chief Financial Officer and a member of the
  [photo] Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Trustee of the Museum of Fine Arts, Boston; and a member of the Corporate Advisory Board of the Stanford University Graduate School of Business and the Boston College Carroll School of Management.

                                                             Trustee since 1989;
                                                   Chairman, Executive Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                RICHARD R. CLAYTON, PRESIDENT AND CHIEF OPERATING OFFICER OF THE ASSOCIATION. Mr. Clayton is 57 years old and is a graduate of Purdue University. Prior to joining Eastern in 1987 as its
   [photo] Executive Vice President and Chief Administrative Officer, Mr. Clayton was Chairman and Chief Executive Officer of Vermont Castings, Inc. He is a member of the Board of Governors of the New England Aquarium and a Trustee of the Concord Museum.

                                                             Trustee since 1993;
                                                     Member, Executive Committee

                LEONARD R. JASKOL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF LYDALL, INC., A MANUFACTURING COMPANY. Mr. Jaskol is 59 years old and is a graduate of American University and City University
   [photo] of New York Graduate School of Business. He is a Director of Rogers Corporation, the Connecticut Business and Industry Association and the American Forest and Paper Association; and a Trustee of American University; and a member of the Advisory Board, Shawmut Bank of Hartford.

                                                             Trustee since 1994;
                                                  member, Compensation Committee

                DAVID B. STONE, CHAIRMAN OF NORTH AMERICAN MANAGEMENT CORP., AN INVESTMENT MANAGEMENT FIRM. Mr. Stone is 68 years old and is a graduate of Harvard University and Harvard Business School. Mr. Stone serves as Chairman and Trustee of Memorial Drive Trust; a
   [photo] Director of several mutual funds advised by Massachusetts Financial Services Company; a Director of Boston Municipal Research Bureau; President of Stonetex Oil Corp.; a Trustee of the New England Aquarium; and a member of the WGBH Advisory Board.
                                         Elected to Board of Trustees May, 1995;
                                         member, Audit and Nominating Committees

               STOCK OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

     The following information is furnished as to the Common Stock of the Association owned beneficially (as defined by Rule 13d-3 under the Securities
Exchange Act of 1934) as of February 24, 1996 by each Trustee and nominee, each executive officer named in the Summary Compensation Table on page 8, and the Trustees and executive officers of the Association as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                                                  AMOUNT AND NATURE                          PERCENT
                     NAME                     OF BENEFICIAL OWNERSHIP(A)                   OF CLASS(A)
------------------------------------------------------------------------                   -----------
J.R. Barker                                               1,000                               *
R. R. Clayton                                            97,310(b)(c)(f)                       0.5
W. J. Flaherty                                           26,479(b)(c)                          0.1
S. Frankenheim                                            3,200(d)(e)                         *
D. W. Freed                                               1,900(d)                            *
R. P. Henderson                                           2,670(d)(e)                         *
J. A. Ives                                              260,024(b)(f)                          1.3
L. R. Jaskol                                              1,800(d)(e)                         *
T. W. Jones                                               1,300(d)(e)                         *
C. R. Messer                                             42,609(b)(c)                          0.2
F. C. Raskin                                             32,745(b)(c)                          0.2
R. K. Spence                                              1,500(d)                            *
D.B. Stone                                                  400(d)                            *
Trustees and Executive Officers as a Group
  (14 persons)                                          490,330(b)(c)(d)(e)(f)                 2.4

---------------

  * Less than 0.1%.

(a) Except as noted, each Trustee, nominee and executive officer has sole voting and investment power over the shares owned.

(b) Figures include the following shares which executive officers have the right to acquire on or before April 23, 1996 through the exercise of employee stock options: Mr. Ives, 211,000; Mr. Clayton, 67,100; Mr. Messer, 25,200; Mr. Raskin, 14,900; Mr. Flaherty, 11,000; and Trustees and executive officers as a group, 339,100.

(c) Figures include the following restricted shares held by executive officers that were awarded under 1992 Restricted Stock Plan: Mr. Clayton, 2,000; Mr. Messer, 1,000; Mr. Raskin, 1,000; Mr. Flaherty, 1,000; and Trustees and executive officers as a group, 5,400.

(d) Figures for Messrs. Frankenheim, Freed, Henderson and Jones and Ms. Spence each include 1,200 restricted shares awarded under Restricted Stock Plan for Non-Employee Trustees; figure for Mr. Jaskol includes 800 such shares; figure for Mr. Stone includes 400 such shares; and figure for Trustees and executive officers as a group includes 7,200 such shares.

(e) Figures do not include the following Share Units held under the Deferred Compensation Plan for Trustees: Mr. Frankenheim, 3,422; Mr. Henderson, 1,987; Mr. Jaskol, 369; Mr. Jones, 3,436 and Mr. Stone, 57.

(f) Figures include the following shares owned by spouse or held by spouse as custodian for children: Mr. Ives, 4,000 and Mr. Clayton, 16,893.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation of the Association's chief executive officer and its four most highly compensated other executive officers (the "Named Executive Officers") with respect to the Association's last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                          ANNUAL COMPENSATION           SECURITIES
                                     -----------------------------      UNDERLYING         ALL OTHER
                                              SALARY      BONUS(A)     OPTIONS/SARS     COMPENSATION(B)
   NAME AND PRINCIPAL POSITION       YEAR       ($)         ($)            (#)                ($)
----------------------------------   ----     -------     --------     ------------     ---------------
J. Atwood Ives                       1995     666,109     386,919         15,000             12,355
  Chairman and Chief                 1994     636,000     309,096         20,000              2,143
  Executive Officer                  1993     633,983     143,100             --              2,249
Richard R. Clayton                   1995     458,202     263,408         10,000              6,873
  President and Chief                1994     442,000     209,508         12,500              1,855
  Operating Officer                  1993     439,833      86,190             --              2,249
Chester R. Messer                    1995     292,031      92,038          7,000              3,714
  Senior Vice President;             1994     276,583      99,005          7,000              1,932
  President of Boston                1993     256,475     109,708             --              2,249
  Gas Company
Fred C. Raskin                       1995     285,069     143,000          7,000              2,150
  Senior Vice President;             1994     274,558      98,313          6,500              2,310
  President of Midland               1993     268,475      38,769             --              2,249
  Enterprises Inc.
Walter J. Flaherty                   1995     245,315     115,116          7,000              1,711
  Senior Vice President              1994     231,208      90,675          6,000              1,875
  and Chief Financial                1993     215,583      37,975             --              2,249
  Officer

---------------

(a) Amounts shown represent awards under the Association's Executive Incentive Compensation Plan, which in each case were paid 50% in cash and 50% in shares of the Association's Common Stock.

(b) Amounts shown represent employer contributions under the Association's Retirement Savings (401k) Plan and, for Messrs. Ives, Clayton and Messer, under the Association's Deferred Compensation Plan.

     The following table sets forth certain information concerning non-qualified stock options granted to the Named Executive Officers during 1995 under the Association's Stock Option Plans:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                                   VALUE AT
                            ----------------------------------------------------------           ASSUMED ANNUAL
                              NUMBER OF        % OF TOTAL                                     RATES OF STOCK PRICE
                              SECURITIES         OPTIONS       EXERCISE                         APPRECIATION FOR
                              UNDERLYING       GRANTED TO       OR BASE                          OPTION TERM(B)
                               OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION    -----------------------------
           NAME             GRANTED(#)(A)      FISCAL YEAR     ($/SHARE)       DATE       0%($)     5%($)       10%($)
--------------------------- --------------    -------------    ---------    ----------    -----    --------    --------
J. Atwood Ives                  15,000             14.1%        $ 26.19      2/21/05       $ 0     $247,061    $626,102
Richard R. Clayton              10,000              9.4           26.19      2/21/05         0      164,707     417,401
Chester R. Messer                7,000              6.6           26.19      2/21/05         0      115,295     292,181
Fred C. Raskin                   7,000              6.6           26.19      2/21/05         0      115,295     292,181
Walter J. Flaherty               7,000              6.6           26.19      2/21/05         0      115,295     292,181

---------------

(a) Figures represent options without SARs. Each such option becomes exercisable at the rate of 20% per year, commencing February 22, 1996.

(b) The potential realizable values presented in this table use the hypothetical rates of appreciation prescribed by regulations of the Securities and Exchange Commission, and are not intended to project rates of future appreciation in the value of the Association's Common Stock. The assumed 5% and 10% annual rates of appreciation would result in prices for the Association's Common Stock increasing to $42.66 and $67.93 per share, respectively, by February 21, 2005.

     The following table sets forth certain information regarding the options and SARs in tandem with options exercised during fiscal year 1995, and the number and value of outstanding options and SARs in tandem with options held as of December 31, 1995, by Named Executive Officers under the Association's Stock
Option Plans:

                           YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS/SARS    IN-THE-MONEY OPTIONS/SARS
                            SHARES                              AT 12/31/95(#)             AT 12/31/95($)(B)
                          ACQUIRED ON        VALUE         ------------------------    -------------------------
         NAME             EXERCISE(#)    REALIZED($)(A)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-----------------------   -----------    --------------    ------------------------    -------------------------
J. Atwood Ives                 --                --             204,000/81,000(c)         $ 1,682,000/721,400
Richard R. Clayton             --                --              62,000/20,000(d)             668,475/200,600(d)
Chester R. Messer              --                --              22,400/12,600(d)             269,380/125,020(d)
Fred C. Raskin                800(e)         $7,048              12,200/12,200(d)             101,771/120,620(d)
Walter J. Flaherty             --                --               8,400/11,800(d)              74,015/116,220(d)

---------------

(a) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price).

(b) All values are based on closing price as of December 29, 1995.

(c) Figures represent options without SARs. No SARs have been granted to J. A. Ives.

(d) Figures represent options, including those with and those without tandem SARs. All options granted during 1995 are without tandem SARs, and no SARs have been granted to any executive officer since 1991. In each case in which tandem SARs were granted, the amount of SARs granted was equal to one-half of the related options. All SARs are exercisable in lieu of, and not in addition to, such portion of the related options.

(e) Figure represents exercise of SARs. No shares were acquired.

     The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service categories under qualified retirement plans maintained for salaried employees of the Association and certain subsidiaries (the "Retirement Plans") and the Association's non-qualified Supplemental Executive Retirement Plan (the "SERP") maintained for all executive officers and certain other officers of the Association and its subsidiaries:

                               PENSION PLAN TABLE

                          ESTIMATED ANNUAL RETIREMENT BENEFITS
                              BASED ON YEARS OF SERVICE(B)
                 -------------------------------------------------------
  REMUNERATION(A)   15         20          25          30          35
  $  100,000      49,988      57,488      57,488      57,488      57,488
     200,000      92,488     107,488     107,488     107,488     107,488
     300,000     134,988     157,488     157,488     157,488     157,488
     400,000     177,488     207,488     207,488     207,488     207,488
     500,000     219,988     257,488     257,488     257,488     257,488
     600,000     262,488     307,488     307,488     307,488     307,488
     700,000     304,988     357,488     357,488     357,488     357,488
     800,000     347,488     370,000     370,000     370,000     370,000
     900,000     370,000     370,000     370,000     370,000     370,000
   1,000,000     370,000     370,000     370,000     370,000     370,000

---------------

(a) The compensation covered by the Retirement Plans and the SERP is the average annual compensation (whether or not deferred under deferred compensation or savings plan) for the highest five years in the ten years preceding retirement, based on the annual salary rate plus 100% of bonuses and incentive awards earned (whether payable in cash or stock), not including any amounts with respect to options, SARs or restricted stock awards; provided that, pursuant to letter agreements described on page 12 hereof, average annual compensation for J.A. Ives and R.R. Clayton is based on annual salary rate plus only 50% of bonuses and incentive awards earned.

(b) The benefits set forth in these columns assume that the participant elects a straight life annuity with five years certain. Such benefits are shown before deductions for 50% of Social Security benefits and other applicable offsets. In general, Federal law limits the annual benefit payable under the Retirement Plans to a participant at age 65, calculated in the form of a life annuity (with no period certain), to a specified amount ($120,000, adjusted as of January 1, 1996). Not being subject to limitations imposed on the Retirement Plans by Federal law, the SERP provides for annual benefits equal to up to one-half of covered compensation, provided that annual benefits under the SERP, before offset for annual benefits received under the Retirement Plans, may not exceed three times the $120,000 limit, as such limit may from time to time be increased. Years of service credited under the Retirement Plans and years of service as an officer credited under the SERP through 1995 for the Named Executive Officers were as follows: J. A. Ives, 9 and 9; R. R. Clayton, 16 and 16; C. R. Messer, 32 and 19; F. C. Raskin, 18 and 17; W. J. Flaherty, 24 and 12. Years of service for J. A. Ives and R. R. Clayton are determined in accordance with their employment agreements described on page 12 hereof. Years of service under the SERP for C. R. Messer, F. C. Raskin and W. J. Flaherty equal years of service as an officer of the Association or a subsidiary.

                            COMPENSATION OF TRUSTEES

     During 1995, each Trustee of the Association who was not an officer of the Association received cash retainer fees at an annual rate of $10,000. Each such Trustee who was a member of the Executive, Audit, Compensation or Nominating Committee received an additional annual retainer fee of $1,200 for each committee of which he or she was a member. The Chairman of each of the Audit, Compensation and Nominating Committees, in addition to the committee membership retainer fee, received an annual retainer fee of $4,000. In addition, each such non-officer Trustee received $1,000 for each meeting session of the Board of Trustees and each standing committee meeting session he or she attended. The Association also reimburses Trustees' travel expenses for attendance at meetings.

     The Association's Restricted Stock Plan for Non-Employee Trustees provides for supplemental retainer fees in the form of five annual grants of restricted shares of the Association's Common Stock, each in the amount of 400 shares, to each Trustee who at the time of grant serves as a Trustee but is not an employee of the Association or any of its subsidiaries. Initial grants under such Plan were made on April 22, 1993 to each Trustee other than J. A. Ives, R. R. Clayton, L. R. Jaskol (who was first elected to the Board on February 24, 1994), D.B. Stone (who was first elected to the Board on May 25, 1995), and J.R. Barker (who was first elected to the Board on December 7, 1995). Additional grants were made on June 1, 1994, to each Trustee other than J. A. Ives, R. R. Clayton, D.B. Stone, and J.R. Barker and on June 1, 1995 to each Trustee other than J.A. Ives, R.R. Clayton, and J.R. Barker. Subsequent grants will be made on the first day of June in the years 1996 and 1997. All shares granted under such Plan are nontransferable and subject to forfeiture while the recipient serves on the Board of Trustees. In the event that he or she resigns or declines to stand for re-election to the Board, not due to disability and not in accordance with a retirement policy of the Board then in effect, all shares granted to him or her under the Plan shall be forfeited. Dividends on restricted shares granted under the Plan are paid directly to the Trustee.

     The Association maintains a Retirement Plan for Non-Employee Trustees who have served in that capacity for at least ten years pursuant to which each such Trustee will receive annual retirement benefits for the number of years such Trustee served (with ten years certain) equal to his or her average annual retainer fees (including the value of one-half the number of shares awarded under the Restricted Stock Plan for Non-Employee Trustees) for the highest five years in the ten years preceding retirement. The Trustees who currently have ten years of service under such Plan are R. P. Henderson and D. W. Freed. The Board of Trustees has voted to terminate the Retirement Plan for Non-Employee Trustees effective at the 1996 Annual Meeting.

     The Association maintains a Deferred Compensation Plan for Trustees under which Trustees' cash fees may be deferred at the election of participants. Participants may elect to credit amounts deferred to a Cash Account or to a Share Unit Account. Interest based on the prime rate plus 1% (determined on the first day of each calendar quarter) is credited to Cash Accounts at the end of each calendar year. Amounts credited to Share Unit Accounts are converted to Share Units based on the fair market value of the Association's Common Stock on the deferral date. Additional Share Units are credited to reflect dividends on shares of such stock. The balance in a participant's Cash Account and Share Unit Account will be paid to him or her, or to his or her beneficiary, in cash only, in a lump sum or installments when he or she ceases to be a Trustee, or if he or she experiences serious financial hardship.

     The Association provides term life insurance to each non-employee Trustee in the amount of $50,000.

     Samuel Frankenheim, a Trustee of the Association, is counsel to Ropes & Gray, a Boston law firm which provided legal services to the Association and its subsidiaries during 1995, and which is expected to continue providing legal services to them during 1996. Fees paid for such services during 1995 were less than 5% of such firm's 1995 gross revenues.

                                 TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 1994, the Association entered into new Salary Continuation Agreements with officers of the Association and its subsidiaries under which, if the employment of any such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility or cash compensation opportunities), following a Change of Control, the officer would be entitled to receive income equal to the salary rate in effect at the time of the Change of Control together with continuation of certain of the Association's medical and other benefits. Subject to certain limitations, such income and benefits for the Association's executive officers would continue for 18 months, but not beyond the date which follows by 30 months, the Change of Control. For purposes of the Agreements, a "Change of Control" is deemed to occur if (i) a person or entity or a group acting together becomes a beneficial owner of securities representing 25 percent or more of the outstanding voting securities of the Association or (ii) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Association, or as a result of a merger, consolidation, sale of assets or contested election, the individuals who were Trustees of the Association immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Association or of the board of trustees or directors of its successor. Prior to execution of such new Salary Continuation Agreements in 1994, similar agreements had been in effect which had provided continuation income upon any termination of employment following a Change of Control, in amounts equal to salary plus the annual average of bonuses during the previous 36 months, for a period (in the case of the Association's Chairman, President and Senior Vice Presidents) of 36 months, but not beyond the date which follows by 48 months, the Change of Control.

     The Association has also entered into an employment agreement with Mr. Ives dated November 27, 1991, and an employment agreement with Mr. Clayton dated October 25, 1991, under which, if the employment of either such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility, or cash compensation opportunities), whether or not following a Change of Control, he will be entitled to receive income equal to the salary rate in effect at the time of such termination, together with continuation of certain medical and other benefits. Subject to certain limitations, such income and benefits would continue for thirty-six months in the case of Mr. Ives and twenty-four months in the case of Mr. Clayton. If such termination occurs after a Change of Control and the Salary Continuation Agreements also apply, the officer may elect the salary continuation or other benefit provisions contained in his Salary Continuation Agreement or the employment agreement referred to in this paragraph, but shall not be entitled to a duplication of any such benefit under both agreements. Mr. Ives' employment agreement established his initial salary rate at $600,000 per year, subject to review and adjustment by the Compensation Committee. In addition, under such employment agreements, Mr. Ives will be credited with five years of service under the Association's Retirement Plan and SERP for his first year of employment and one and one-half years of service for each year of employment thereafter, and Mr. Clayton will be credited with one and one-half years of service for each year of employment, plus four years, under such Plans.

     Messrs. Ives and Clayton entered into letter agreements with the Association dated April 28, 1994 under which each agreed that he will not be entitled to the benefit of certain April, 1994, amendments to the Association's SERP which (i) increased the portion of bonuses and incentive awards taken into account in determining compensation covered by such Plan from 50% to 100%, and
(ii) increased the level of benefits payable upon early retirement prior to age 62.

     The Association has established a trust to make supplemental retirement benefit payments to certain officers of the Association and its subsidiaries under the Association's SERP and retirement benefit payments to Trustees under the Association's Retirement Plan for Non-Employee Trustees, and makes contributions to such trust from time to time. Such Plans provide that upon a Change of Control (as defined above), the Association is obligated to fund such trust fully by depositing therein sufficient funds to pay all benefits to those who have retired prior to the Change of Control plus all benefits that would be payable if all eligible officers and Trustees had retired prior thereto. As of February 13, 1996, the balance held in such trust was approximately $12 million.

                         COMPENSATION COMMITTEE REPORT

     The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Association's officers, and administration of the Association's incentive and stock plans, including the Executive Incentive Compensation Plan and the 1982 and 1995 Stock Option Plans.

EXECUTIVE OFFICER COMPENSATION

     The Committee's policy with respect to approving 1995 executive officer compensation was to establish base salaries and annual incentive compensation opportunities and to grant stock options which, in the judgment of the Committee, were appropriate to provide fair compensation, to enable the Association to attract and retain executives with abilities and experience necessary to implement the Association's objectives, and to create incentives for high levels of individual performance, consistent with attainment of the financial goals and the best interests of the Association. The Committee's judgments were based on an assessment of each executive officer's current and past performance, his or her business experience and level of responsibilities, information concerning compensation paid to executive officers at similarly-sized companies, annual compensation increases at such companies and recommendations and advice from the Association's chief executive officer concerning compensation levels for other officers. The Committee's decisions were not based on any established formulas with respect to weighting of the foregoing factors or the effect of any particular factor on any component of an executive officer's compensation, except to the extent that annual bonuses are determined in accordance with the factors described below. Information concerning compensation levels at similarly-sized companies reviewed by the Committee consisted of data provided by Hewitt Associates, a management consulting firm, concerning total compensation, the components thereof (salary, annual bonus and long-term compensation) and year-to-year compensation increases for officers of companies having levels of total revenues approximately the same as that of the Association. The comparator data provided by Hewitt Associates was based on a number of surveys covering companies representing a broad cross-section of U.S. industries. For 1995, base salaries for executive officers of the Association as a group (including for the CEO) were targeted at levels which averaged above the median base salaries for the comparator group data, while opportunities for variable compensation were set at levels which would cause total annual compensation (i.e., base salary and bonus) of executive officers to average at about the median for such group. Actual incentive compensation would exceed, and did in 1995 exceed, the comparator group median as the Association was successful in substantially exceeding financial performance targets established in the 1995 annual bonus program. The comparator group data provided by Hewitt Associates also suggested that annual long-term compensation grants would be appropriate so that levels of total compensation (including long-term compensation) of the Association's executive officers would approximate average total compensation levels for similar positions at companies in the survey group. With this information in mind, the Committee granted non-qualified stock options in February, 1995 to the Association's executive officers. Such options were granted without stock appreciation rights, and at an exercise price equal to the fair market value of the

Association's Common Stock on the date of grant. In determining the size of option grants, the Committee considered recommendations of management.

     It was the Committee's judgment in establishing 1995 annual incentive opportunities for executive officers that (i) more senior executive officers should receive a larger portion of their potential total compensation in the form of variable incentive awards than less senior executive officers; (ii) appropriate maximum potential incentive awards for executive officers, expressed as a percentage of salary, are 60% (for the chief executive officer and chief operating officer), and 50% (for other executive officers), reflecting the Committee's judgment as to an appropriate mix of base and incentive compensation for executive officers at each level; (iii) a higher percentage of incentive compensation opportunities for more senior executive officers should be based on financial performance of the Association and a lesser percentage of such incentive opportunities should be based on individual performance, than for less senior executive officers and other officers of the Association and its subsidiaries; and (iv) that in the case of the executive officers named in the compensation tables, 50% of any annual incentive payment should be made in shares of the Association's Common Stock. In accordance with such policy, the Committee approved 1995 award opportunities under the Association's Executive Incentive Compensation Plan equal to up to 60% (in the case of Messrs. Ives and Clayton) or 50% (in the case of other executive officers) of individual salaries. No portion of the bonus opportunity relating to financial performance (i.e., 75% of the potential annual bonus amount in the case of Mr. Ives, 70% in the case of Mr. Clayton, and 67% for the other executive officers named in the compensation tables) could be earned unless minimum pre-tax income performance goals were met by the Association or, in the case of executive officers who are subsidiary presidents, by the subsidiary. The minimum pre-tax income level was 85% of the targeted goal, and at such minimum level, the financial performance award would equal 20% of the potential financial performance opportunity. Upon achievement of the targeted pre-tax income goals, which were set at levels at which there was a 50% chance of achievement, the bonus award would equal 67% of the potential financial performance bonus opportunity, with additional bonus amounts being earned to the extent that pre-tax income levels exceeded the target level up to an established maximum pre-tax income level, at which point the full financial performance bonus opportunity would be earned. The portion of the annual bonus opportunity based on achievement of individual management objectives could be earned by an executive officer independent of the achievement of the financial goals, so long as minimum financial results equal to 50% of the targeted levels were achieved. The Committee's intent in establishing these management objectives was that only outstanding performance by an executive officer would qualify such officer to earn in excess of 75% of his or her management performance bonus. Finally, the award opportunities provided that the Committee be given authority in its judgment to approve discretionary awards in the event that equity should so require. A discretionary award could not exceed the maximum potential award for any officer. A discretionary award in the amount of $6,864 was made to Mr. Raskin for 1995.

     The Association and each of its subsidiaries were successful in reaching and exceeding the minimum pre-tax income goals established for them in 1995, with the Association and its subsidiary, Midland Enterprises, each exceeding their targeted and maximum pre-tax income goals. As a result, each of the Association's executive officers earned an annual bonus in 1995 based on achievement of financial performance goals, as well as a bonus based on achievement of his or her individual management objectives, and, in the case of Mr. Raskin, a discretionary award. As in previous years, the bonus payments to executive officers were made 50% in shares of the Association's Common Stock (valued as of the time that the awards are approved by the Committee based on the average of the high and low trading prices for the previous five business days) and 50% in cash. In this regard, cash is withheld by the Association from the cash portion of the bonus to cover state and federal tax withholding requirements relating to an individual's total bonus award. As a result, after-tax bonus awards received by executive officers in the incentive plan are primarily in the form of shares of the Association's stock.

     Section 162(m) of the Internal Revenue Code disallows tax deductions for certain compensation paid by a public company to its chief executive officer or any other executive officer named in its proxy statement compensation tables, to the extent such compensation exceeds $1 million in any year. None of such officers received taxable compensation from the Association in excess of $1 million in 1995, and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Association's executive officers for 1996. With respect to Mr. Ives, in particular, the salary component of his total compensation would appear to be exempt from such $1 million limitation because it is paid pursuant to a written binding agreement executed prior to February 17, 1993. Moreover, taxable income resulting from the exercise of outstanding stock options issued under the 1982 and 1995 Stock Option Plans would also be exempt from the $1 million limitation under applicable rules. Finally, the Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year shall be expected to defer, if possible, all or a portion of his or her annual incentive compensation for such year to the extent necessary to avoid loss of the Association's tax deduction for such executive's compensation.

CEO COMPENSATION

     During 1995, Mr. Ives was paid a base salary, effective from February 1, 1995, at an annual rate equal to $667,800. Prior to February 1, 1995, Mr. Ives' base salary had been set at $636,000 since February 1, 1993. Mr. Ives' base salary is provided for in his employment agreement with the Association, described elsewhere in this proxy statement. That agreement, negotiated at the time Mr. Ives became chief executive officer of the Association, specifies an initial base salary of $600,000, effective December 1, 1991, with such adjustments as the Compensation Committee shall approve from time to time.

     In addition to his base salary, Mr. Ives was granted an incentive bonus opportunity in 1995, as described above, under the Association's Executive Incentive Compensation Plan. Of Mr. Ives' potential award under such plan, 75% was based on the achievement by the Association of specific pre-tax income levels for 1995, and 25% of such bonus opportunity was based on the achievement by Mr. Ives of management objectives approved for him by the Compensation Committee. Mr. Ives' objectives were to identify and evaluate strategic opportunities that would enhance shareholder value and make the most productive use of the Association's capital resources; to successfully complete the disposition of the Association's former subsidiary, WaterPro Supplies Corporation; to monitor the Association's investment in United States Filter Corporation with the view to maximizing the Association's return on investment; to manage the Association's major litigation; and to evaluate officers and implement appropriate management development and succession plans, including programs that would enhance professional development and diversity and encourage adherence to high ethical standards. Progress against these objectives was to be measured by improved return on equity and, subject to market conditions, increasing share price.

     Because the Association's pre-tax income performance for 1995 exceeded the maximum financial performance goal, Mr. Ives was entitled to a payment of $297,630 under the financial performance portion of his award opportunity, equal to 100% of the maximum possible payment under such portion. In addition, the Committee, after consultation with the other non-management members of the Board of Trustees, determined that Mr. Ives' overall achievement of his 1995 management objectives equalled 90% of the maximum potential achievement, and that Mr. Ives was therefore entitled to a payment of $89,289 under the portion of his award opportunity based on management objectives. Under the terms of the 1995 incentive program, 50% of Mr. Ives' total incentive award was paid in shares of the Association's Common Stock and 50% was paid in cash.

     As described above, during 1995, Mr. Ives was granted a non-qualified stock option to purchase 15,000 shares of the Association's Common Stock at a price of $26.19 per share, equal to the fair market value of such stock on the date of grant.

     No member of the Compensation Committee is a current or former officer or employee of the Association or any of its subsidiaries.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE MEMBERS

                                          Rina K. Spence, Chairperson
                                          James R. Barker
                                          Robert P. Henderson
                                          Leonard R. Jaskol

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Association's Common Stock to the cumulative total return of the S&P 500 Index, the S&P Natural Gas Index and the Edward D. Jones ("EDJ") Diversified Gas Index over a five year period ending December 31, 1995:

                            COMPARISON OF FIVE YEAR
                          CUMULATIVE TOTAL RETURNS(A)


      MEASUREMENT PERIOD                 EASTERN     EDJ DIVERSIFIED   S&P NATURAL       S&P 500
    (FISCAL YEAR COVERED)              ENTERPRISES     GAS INDEX(B)     GAS INDEX         INDEX
1990                                       100             100             100             100
1991                                       109              86              87             130
1992                                       112              91              96             140
1993                                       109             104             114             154
1994                                       119              90             109             156
1995                                       167             123             154             215

---------------

(a) Based on an initial investment of $100 with dividends reinvested quarterly.
(b) The EDJ Diversified Gas Index is comprised of companies with at least 30 percent, but less than 90 percent, of their operating revenues derived from natural gas distribution.

       PROPOSAL TO APPROVE 1996 NON-EMPLOYEE TRUSTEES' STOCK OPTION PLAN

     The Board of Trustees has approved the Eastern Enterprises 1996 Non-Employee Trustees' Stock Option Plan (the "Plan"), subject to the approval of the Plan at the 1996 Annual Meeting of Shareholders of the Association. A favorable vote of the holders of at least a majority of the outstanding shares of Common Stock of the Association is required for approval of the Plan. The Board of Trustees recommends that shareholders vote "for" such approval.

     The Plan would further align the outside Trustees' interests with those of the Association's shareholders as these Trustees would benefit from option grants under the Plan only to the extent that there is appreciation in the market price of the Association's Common Stock. The Plan is intended to replace the Association's Retirement Plan for Non-Employee Trustees which has been terminated effective at the 1996 Annual Meeting.

     The following is a brief description of certain material features of the Plan. Such description is qualified in its entirety by reference to the complete text of the Plan, attached hereto as Exhibit A.

     Purpose of the Plan. The Plan is intended to promote the long-term interests of the Association by better enabling it to attract and retain outside Trustees who are in a position to make significant contributions to the success of the Association and to reward those Trustees for such contributions through ownership of shares of Common Stock of the Association.

     Eligibility. Trustees eligible to receive options under the Plan ("Eligible Trustees") shall be those Trustees who are not and have not been for five years employees of the Association or of any subsidiary of the Association. Assuming each of the current outside Trustees and nominees for Trustee is elected at the 1996 Annual Meeting of Shareholders, six Trustees will be eligible to participate in the Plan.

     Effective Date and Term of Plan. The Plan shall become effective on the date (the "Effective Date") on which the Plan is approved by the shareholders of the Association. No option shall be granted under the Plan after the day (the "Final Date") which follows the fourth annual shareholders meeting after the Effective Date.

     Administration. The Plan shall be administered by the Board of Trustees of the Association. The Board of Trustees may delegate the administration of the Plan to a committee. The Board of Trustees shall have authority, consistent with the Plan (a) to issue options granted in accordance with the formula set forth in the Plan to Eligible Trustees; (b) to prescribe the form or forms of instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. The Board of Trustees may at any time terminate the Plan as to any further grants of options. The Board of Trustees may at any time or times amend the Plan for any purpose which may at the time be permitted by law; provided, that except to the extent expressly required or permitted by the Plan, no such amendment will, without the approval of the shareholders of the Association, effectuate a change for which shareholder approval is required in order for awards under the Plan to continue to qualify under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934.

     Shares Subject to the Plan. The aggregate number of shares of Common Stock that may be delivered upon the exercise of options granted under the Plan shall be 75,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Common Stock as to which such option was not exercised shall be available for future grants. Shares delivered under the Plan shall be previously issued Common Stock acquired by the Association or authorized but theretofore unissued shares. In the event of a Common Stock dividend, split-up or combination of shares, recapitalization or other change in the Association's capital, during the term of the Plan, the number and kind of shares or securities of the

Association subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Board of Trustees, whose determination shall be binding on all persons.

     Transferability. Options may not be transferred by an Eligible Trustee otherwise than by will or the laws of descent and distribution, and during the Eligible Trustee's lifetime shall be exercisable only by the Eligible Trustee.

     Terms, Conditions and Exercisability of Options. Each individual who is an Eligible Trustee on the day (the "meeting grant date") following any annual meeting of the Association's shareholders that occurs on or after the Effective Date and on or before the Final Date shall automatically be granted on such meeting grant date an option to purchase 1,100 shares of Common Stock. In addition, each individual who becomes an Eligible Trustee (other than by election at an annual meeting of the Association's shareholders) on a date (the "interim grant date") that falls between meeting grant dates and prior to the Final Date shall automatically be granted on the interim grant date an option for 550 shares of Common Stock. The per-share exercise price of each option shall be 100% of the fair market value per share of Common Stock on the date the option is granted.

     Each option granted under the Plan shall become exercisable as to one-half of the shares subject to the option on each of the first and second anniversaries of the grant date. The latest date on which an option may be exercised shall be the tenth anniversary of the date the option was granted.

     If an Eligible Trustee ceases to be a Trustee of the Association for any reason (including death) (a "termination"), all options awarded to the Eligible Trustee under the Plan and then held by the Eligible Trustee shall, to the extent such options were exercisable immediately prior to termination, continue to be exercisable by the Eligible Trustee (or in the event of the Eligible Trustee's death, by his or her executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution) for a period of one year following termination or until the tenth anniversary of the date of grant if earlier; provided, that if termination is by reason of retirement pursuant to an established retirement policy of the Board, all options held by the retiring Eligible Trustee shall become exercisable (to the extent not already exercisable) immediately prior to retirement. Except as provided in the preceding sentence, all options awarded to an Eligible Trustee and held at the time of termination shall promptly expire.

     In the event of a consolidation or merger in which the Association is not the surviving company, or in the event its outstanding shares are converted into securities of another entity or exchanged for other consideration, or in the event of the complete liquidation of the Association, all outstanding options shall thereupon terminate, but at least twenty days prior to the effective date of any such consolidation or merger, the Board of Trustees shall either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving company grant replacement options to the Eligible Trustees.

     Payment for Common Stock. The exercise price of Common Stock purchased on exercise of an option must be paid for as follows: (1) in cash or by check (acceptable to the Association in accordance with guidelines established by the Board of Trustees for this purpose), bank draft or money order payable to the order of Eastern Enterprises, (2) through the delivery of shares of Common Stock that have been outstanding and held by the Eligible Trustee for at least six months and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (3) by any combination of the permissible forms of payment.

     Federal Tax Consequences. Options under the Plan are non-qualified options for Federal income tax purposes. The grant of an option under the Plan will not result in the recognition of taxable income to an Eligible Trustee or in a deduction to the Association.

     Upon exercise of an option, an Eligible Trustee will generally recognize compensation income in an amount equal to the excess of the fair market value of the shares acquired upon exercise over the option price paid for those shares. The Association will be entitled to a deduction in the amount included in the Eligible Trustee's income.

     Gain or loss recognized upon a subsequent sale of any Common Stock received upon the exercise of an option under the Plan will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the Common Stock sold). If the option was exercised with cash, check, bank draft or money order, the Eligible Trustee's tax basis in the Common Stock acquired upon exercise will equal the sum of the amount paid and the amount recognized as compensation income on account of the option exercise. If the option was exercised by the surrender of previously owned shares of Common Stock, special rules apply for determining the tax basis and holding periods.

     The following table sets forth summary information concerning the hypothetical value of option grants for a single year to all Eligible Trustees under the Plan. The number and value of options in the following table have been calculated by Hewitt Associates, the Association's independent compensation consultants.

                 1996 NON-EMPLOYEE TRUSTEES' STOCK OPTION PLAN

                                                                        NUMBER OF
                                                                       SECURITIES      AGGREGATE
                                                                       UNDERLYING        DOLLAR
                                  GROUP                                OPTIONS(A)       VALUE(B)
---------------------------------------------------------------------  -----------     ----------
Eligible Trustees as a group (six persons)...........................     6,600         $ 33,000

---------------
(a) Total number of shares currently subject to annual option grant.

(b) Amounts shown in this column are based upon an assumed share price of $35 at date of grant and a Black-Scholes value of 15.2% of share price. This valuation takes into account the Association's specific volatility and dividend yield.


                                INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP has been selected by the Board of Trustees to act as independent auditors of the Association and its subsidiaries for the year 1996. The Association has been advised by such firm that neither it nor any member thereof has any financial interest in or financial relationship with the Association or its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of making this solicitation will be paid by the Association, which may solicit proxies by mail, telephone, telegraph or personal interview. The Association will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received at the Association's principal executive offices no later than November 17, 1996.

                                 OTHER MATTERS

     If sufficient votes in favor of any of the proposals set forth in the attached Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment with respect to any proposal those proxies which they are entitled to vote in favor of such proposal. They will vote against adjournment with respect to any proposal those proxies required to be voted against such proposal. The Association will pay the costs of any additional solicitation and of any adjourned session.

     The Board of Trustees does not know of any business to be presented for action by the shareholders in addition to those items appearing in the notice of the meeting. However, if any additional matters properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters unless instructed to the contrary.

     Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                                             EASTERN ENTERPRISES

March 18, 1996

                                                                       EXHIBIT A

                              EASTERN ENTERPRISES

                 1996 NON-EMPLOYEE TRUSTEES' STOCK OPTION PLAN

     1. Purpose. The purpose of this 1996 Non-Employee Trustees' Stock Option Plan (the "Plan") is to advance the interests of Eastern Enterprises ("Eastern") by enhancing the ability of Eastern to attract and retain non-employee trustees who are in a position to make significant contributions to the success of Eastern and to reward those trustees for such contributions through ownership of shares of beneficial interest ("Stock") of Eastern.

     2. Administration. The Plan shall be administered by the Board of Trustees (the "Board") of Eastern. The Board may delegate the administration of the Plan to a committee, in which case all references to "the Board" hereunder, other than in Section 10(d), shall refer to the committee. The Board shall have authority, consistent with the Plan (a) to issue options granted in accordance with the formula set forth in this Plan to Eligible Trustees (as defined below);
(b) to prescribe the form or forms of instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. All decisions, determinations and interpretations of the Board shall be binding on all parties concerned. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

     3. Effective Date and Term of Plan. The Plan shall become effective on the date (the "Effective Date") on which the Plan is approved by the shareholders of Eastern. No option shall be granted under the Plan after the day (the "Final Date") which follows the fourth annual shareholders meeting after the Effective Date, but options previously granted may extend beyond that date.

     4.  Shares Subject to the Plan.

          (a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 75,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

          (b) Shares to be Delivered. Stock delivered under the Plan shall be previously issued Stock acquired by Eastern or authorized but theretofore unissued shares. No fractional shares shall be delivered under the Plan.

          (c) Changes in Stock. In the event of a stock dividend, split-up or combination of shares, recapitalization or other change in Eastern's capital, after the Effective Date, the number and kind of shares or securities of Eastern subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions, shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

     5. Eligibility of Trustees for Stock Options. Trustees eligible to receive options under the Plan ("Eligible Trustee") shall be those trustees who are not and have not been for five years employees of Eastern or of any subsidiary of Eastern.

     6.  Terms and Conditions of Options.

          (a) Number of Options. Each individual who is an Eligible Trustee on the day (the "meeting grant date") following any annual meeting of Eastern's shareholders that occurs on or after the Effective Date and on or before the Final Date shall automatically be granted on such meeting grant date an option to purchase 1,100 shares of Stock, subject to adjustment as provided in Section 4. In addition, each individual who becomes an Eligible Trustee (other than by election at an annual meeting of Eastern's shareholders) on a date (the "interim grant date") that falls between meeting grant dates and prior to the Final Date shall automatically be granted on the interim grant date an option for 550 shares of Stock, subject to adjustment as provided in Section 4.

          (b) Exercise Price. The per-share exercise price of each option shall be 100% of the fair market value per share of Stock on the date the option is granted.

          (c) Duration of Options. The latest date on which an option may be exercised shall be the tenth anniversary of the date the option was granted.

          (d) Exercisability. Each option granted under the Plan shall become exercisable as to one-half of the shares subject to the option on each of the first and second anniversaries of the grant date.

          Any exercise of an option must be in writing, signed by the proper person and delivered or mailed to Eastern, accompanied by (1) any documents required by the Board and (2) payment in full as provided below for the number of shares for which the option is exercised.

          (e) Payment for and Delivery of Stock. The exercise price of Stock purchased on exercise of an option must be paid for as follows: (1) in cash or by check (acceptable to Eastern in accordance with guidelines established by the Board for this purpose), bank draft or money order payable to the order of Eastern, (2) through the delivery of shares of Stock that have been outstanding and held by the optionholder for at least six months and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (3) by any combination of the permissible forms of payment.

     Eastern shall not be obligated to deliver any shares of Stock pursuant to the exercise of any option (a) until, in the opinion of Eastern's counsel, all applicable Federal and state laws and regulations have been complied with, (b) in the event the outstanding Stock is at the time listed upon any stock exchange, the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange and (c) all other legal matters in connection with the issuance and delivery of shares have been approved by Eastern's counsel. Without limiting the generality of the foregoing, Eastern may require from the Eligible Trustee or other person exercising the option such investment representation or such agreement, if any, as counsel for Eastern may consider necessary in order to comply with the Securities Act of 1933 and may require that the Eligible Trustee or such other person agree that any sale of the shares will be made only on the New York Stock Exchange or in such other manner as is permitted by the Board and that he or she will notify Eastern when he or she makes any disposition of the shares whether by sale, gift or otherwise. Eastern shall use its best efforts to effect any compliance and listing, and the Eligible Trustee or other person exercising the option shall take any action reasonably requested by Eastern in such connection. An Eligible Trustee or other person entitled to exercise an option shall have the rights of a shareholder only as to shares actually acquired by him or her under the Plan.

     If an option is exercised by any person other than the Eligible Trustee, Eastern will be under no obligation to deliver Stock pursuant to such exercise until Eastern is satisfied as to the authority of the person exercising the option.

      8. Termination of Options. If an Eligible Trustee ceases to be a trustee of Eastern for any reason (including death) (a "termination"), all options awarded to the Eligible Trustee under the Plan and then held by the Eligible Trustee shall, to the extent such options were exercisable immediately prior to termination, continue to be exercisable by the Eligible Trustee (or in the event of the Eligible Trustee's death, by his or her executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution) for a period of one year following termination or until the tenth anniversary of the date of grant if earlier; provided, that if termination is by reason of retirement pursuant to an established retirement policy of the Board, all options held by the retiring trustee shall become exercisable (to the extent not already exercisable) immediately prior to retirement. Except as provided in the preceding sentence, all options awarded to an Eligible Trustee and held at time of termination shall promptly expire.

      9. Certain Corporate Transactions. In the event of a consolidation or a merger in which Eastern is not the surviving company, or in the event its outstanding shares are converted into securities of another entity or exchanged for other consideration, or in the event of the complete liquidation of Eastern, all outstanding options shall thereupon terminate, but at least twenty days prior to the effective date of any such consolidation or merger, the Board shall either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving company grant replacement options to the Eligible Trustees.

     10.  General Provisions.

          (a) Documentation of Options. Options will be evidenced by written instruments prescribed by the Board from time to time. Such instruments may be in the form of agreements, to be executed by both an Eligible Trustee and Eastern, or certificates, letters or similar instruments, which need not be executed by an Eligible Trustee but acceptance of which will evidence agreement to the terms thereof.

          (b) Nontransferability of Options. Options may not be transferred by an Eligible Trustee otherwise than by will or the laws of descent and distribution, and during the Eligible Trustee's lifetime shall be exercisable only by the Eligible Trustee.

          (c) Effect. Neither adoption of the Plan nor the grant of options to an Eligible Trustee shall confer upon any person any right to continued status as a trustee or affect Eastern's right to adopt other plans or arrangements under which stock may be issued to trustees.

          (d) Amendment; Termination. The Board may at any time terminate the Plan as to any further grants of options. The Board may at any time or times amend the Plan for any purpose which may at the time be permitted by law; provided, that except to the extent expressly required or permitted by the Plan, no such amendment will, without the approval of the shareholders of Eastern, effectuate a change for which shareholder approval is required in order for awards under the Plan to continue to qualify under Rule 16b-3 promulgated under Section 16 of the Exchange Act.

                                 DETACH HERE                                  EAS F

    [LOGO]  EASTERN
            ENTERPRISES

P                 PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
R                          FOR ANNUAL MEETING, APRIL 25, 1996
O
X       I (We) hereby appoint J.A. Ives and R.R. Clayton and each of them as
Y   proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of
    Trustees, which may come before the April 25, 1996 Annual Meeting of the
    Shareholders of Eastern Enterprises and any adjournment of such meeting.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE
    BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE
    IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATION.  THIS PROXY
    WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED
    HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS
    PROXY WILL BE VOTED FOR ELECTION OF THE TRUSTEE NOMINEES AND PROPOSAL 2
    SET FORTH ON THE REVERSE SIDE.

                                                                              -----------
                                                                              SEE REVERSE
            CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.             SIDE
                                                                              -----------

    [LOGO]  EASTERN
            ENTERPRISES


                     HIGHLIGHTS OF EASTERN'S 1995 RESULTS


              *  Eastern's total return to shareholders was 40%,
                       outperforming the S&P 500 Index.

    * Eastern reported record operating results from continuing operations of $2.44 per share versus $1.80 per share in the prior year, after adjusting for non-recurring items.

            *  Operating earnings increased 17% to $113.7 million.

              * Return on equity increased to 12.9% from 10.1% in 1994, after adjusting for non-recurring items.



        -------------------------------------------------------------------
                              THIS IS YOUR PROXY.
                           YOUR VOTE IS IMPORTANT.

        Regardless of whether you plan to attend the Annual Meeting of
        Shareholders, you can be sure your shares are represented at the
        Meeting by promptly returning your proxy (attached below) in the enclosed envelope.  Thank you for your attention to this
        important matter.
        -------------------------------------------------------------------

                                        DETACH HERE                                                            EAS F

  / X / Please mark
        votes as in
        this example.

        THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE
        NOMINEES LISTED BELOW AND "FOR" PROPOSAL 2.

        1. Election of Trustees:                                                                               FOR  AGAINST  ABSTAIN
        NOMINEES: Thomas W. Jones and Rina K. Spence                  2.  Approval of 1996 Non-                /  /   /  /    /  /
                        FOR     WITHHELD                                  Employee Trustees' Stock
                        ALL     FROM ALL                                  Option Plan.
                     NOMINEES   NOMINEES
                      /  /       /  /                                 3.  In their discretion, the Proxies are authorized to
                                                                          vote upon such other business as may properly
                                        You may direct the manner         come before the meeting or any adjournment
                                        of distributing your votes        thereof.
                                        for the election of Trustees
        /  /                            by affixing instructions to
        ------------------------------  this proxy.
        (For all nominees except                                                        MARK HERE
        authority to vote withheld                                                     FOR ADDRESS   /  /
        from nominee(s) noted above.)                                                   CHANGE AND
                                                                                       NOTE AT LEFT

                                                                      SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                                      THE ENCLOSED ENVELOPE.

                                                                      Please sign exactly as name or names appear on this
                                                                      proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator,
                                                                      custodian, guardian or corporate officer, please give full title.

        Signature:                              Date:           Signature:                              Date:
                   -------------------------          -------              ---------------------------        -------